Exhibit 99.10

         Director Fee Stock Option Agreement--2002 Stock Incentive Plan




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                       LIGAND PHARMACEUTICALS INCORPORATED

                       DIRECTOR FEE STOCK OPTION AGREEMENT


RECITALS

     A. The Corporation has implemented a special director fee stock option grant program under the Plan pursuant to which non-employee members of the Board may, by prior irrevocable election, apply all or any portion of the annual retainer fee otherwise payable to them in cash to the acquisition of a special stock option grant.

     B. Optionee is a non-employee Board member who made the requisite election to apply a portion of his or her retainer fee to the acquisition of the special option, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the grant of such special option to Optionee.

     C. All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix.

          NOW, THEREFORE, it is hereby agreed as follows:

          1. GRANT OF OPTION. The Corporation hereby grants to Optionee, as of the Grant Date, a Non-Statutory Stock Option to purchase up to the number of Option Shares specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.

          2. OPTION TERM. This option shall have a term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5, 6 or 8.

          3. LIMITED TRANSFERABILITY

               (a) This option may be assigned in whole or in part during Optionee's lifetime to one or more members of the Optionee's immediate family or to a trust established for the exclusive benefit of one or more such family members or to Optionee's former spouse, to the extent such assignment is in connection with the Optionee's estate plan or pursuant to a domestic relations order. The assigned portion shall be exercisable only by the person or persons who acquire a proprietary interest in the option pursuant to such assignment. The terms applicable to the assigned portion shall be the same as those in effect for this option immediately prior to such assignment.

               (b) Should the Optionee die while holding this option, then this option shall be transferred in accordance with Optionee's will or the laws of inheritance. However, Optionee may designate one or more persons as the beneficiary or beneficiaries of this option, and this option shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee's death while holding this option. Such beneficiary or beneficiaries shall take the transferred option subject to all the terms and

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conditions of this Agreement, including (without limitation) the limited time period during which this option may, pursuant to Paragraph 5, be exercised following Optionee's death.

          4. EXERCISABILITY/VESTING. This option shall become exercisable for the Option Shares in a series of successive equal monthly installments as specified in the Grant Notice. As the option becomes exercisable for those installments, the installments shall accumulate, and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5, 6 or 8.

          5. CESSATION OF BOARD SERVICE. Should Optionee's service as a Board member cease while this option remains outstanding, then the option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date in accordance with the following provisions:

               (a) Should Optionee cease to serve as a Board member for any reason while this option is outstanding, then the period during which this option may be exercised shall be reduced to a three (3)-year period measured from the date of such cessation of Board service, but in no event shall this option be exercisable at any time after the Expiration Date. During such limited exercise period, Optionee (or the person or persons to whom this option is transferred pursuant to a permitted transfer under Paragraph 3) may not exercise this option in the aggregate for more than the number of Option Shares (if any) for which the option is exercisable on the date of Optionee's cessation of Board service. Upon the EARLIER of (A) the expiration of such three (3)-year period or
(B) the specified Expiration Date, the option shall terminate and cease to be exercisable with respect to any exercisable Option Shares for which the option has not been exercised.

               (b) Should Optionee cease service as a Board member by reason of death or Permanent Disability, then this option shall automatically accelerate and become immediately exercisable for all the Option Shares at the time subject to this option so that Optionee (or the personal representative of Optionee's estate or the person or persons to whom the option is transferred upon Optionee's death or to whom the option is transferred during Optionee's lifetime pursuant to a permitted transfer under Paragraph 3 or the designated beneficiary or beneficiaries of this option, as the case may be) shall have the right to exercise this option for any or all of those Option Shares as fully-vested shares of Common Stock. Any such right to exercise this option shall lapse upon the EARLIER of (A) the expiration of the three (3)-year period measured from the date of Optionee's cessation of Board service or (B) the specified Expiration Date.

               (c) Upon Optionee's cessation of Board service for any reason other than death or Permanent Disability, this option shall immediately terminate and cease to be outstanding with respect to any and all Option Shares for which the option is not otherwise at that time exercisable.

          6. CHANGE IN CONTROL.

               (a) In the event of a Change in Control effected during Optionee's period of Board service, this option, to the extent outstanding at that time but not otherwise fully

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exercisable for all the Option Shares, shall automatically accelerate so that this option shall, immediately prior to the effective date of such Change in Control, become exercisable for all the Option Shares at the time subject to this option and may be exercised for any or all of those Option Shares as fully vested shares of Common Stock. Immediately following such Change in Control, this option shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction.

               (b) To the extent assumed by the successor corporation (or parent thereof) in connection with the Change in Control or otherwise continued in effect, this option shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to Optionee in consummation of such Change in Control had the option been exercised immediately prior to such Change in Control, and appropriate adjustments shall also be made to the Exercise Price, PROVIDED the aggregate Exercise Price shall remain the same. To the extent the actual holders of the Corporation's outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption of this option, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control. This option, as so assumed or continued, shall remain fully exercisable for all the Option Shares subject to such option until the EARLIEST to occur of
(i) the expiration of the three (3)-year period measured from the date of Optionee's cessation of Board service, (ii) the specified Expiration Date or
(iii) the cash-out of this option pursuant to the provisions of Paragraph 8.

               (c) This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

          7. HOSTILE TAKE-OVER.

               (a) In the event of a Hostile Take-Over effected during Optionee's period of Board service, this option, to the extent outstanding at that time but not otherwise fully exercisable for all the Option Shares, shall automatically accelerate so that this option shall, immediately prior to the effective date of such Hostile Take-Over, become exercisable for all the Option Shares at the time subject to this option and may be exercised for any or all of those Option Shares as fully vested shares of Common Stock.

               (b) The option shall remain exercisable for such fully-vested Option Shares until the EARLIEST to occur of (i) the expiration of the three
(3)-year period measured from the date of Optionee's cessation of Board service,
(ii) the specified Expiration Date, (iii) the termination of this option in connection with a Change in Control transaction or (iv) the cash-out of this option pursuant to the provisions of Paragraph 8.

          8. HOSTILE TENDER-OFFER Optionee is hereby granted a limited stock appreciation right exercisable upon the following terms and conditions:

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               (a) Optionee shall have the unconditional right, exercisable at any time during the thirty (30)-day period immediately following a Hostile Tender-Offer effected during his or her period of Board service, to surrender this option to the Corporation. In return for the surrendered option, Optionee shall receive a cash distribution from the Corporation in an amount equal to the excess of (A) the Tender-Offer Price of the shares of Common Stock which are at the time subject to the surrendered option (whether or not the option is otherwise at that time exercisable for those Option Shares) over (B) the aggregate Exercise Price payable for such shares.

               (b) To exercise this limited stock appreciation right, Optionee must, during the applicable thirty (30)-day exercise period, provide the Corporation with written notice of the option surrender in which there is specified the number of Option Shares as to which the option is being surrendered. Such notice must be accompanied by the return of Optionee's copy of this Agreement, together with any written amendments to such Agreement. The cash distribution shall be paid to Optionee within five (5) business days following such delivery date. The exercise of the limited stock appreciation right in accordance with the terms of this Paragraph 8 has been pre-approved pursuant to the express provisions of the Plan, and no further approval of the Plan Administrator or the Board shall be required at the time of the actual option surrender and cash distribution. Upon receipt of such cash distribution, this option shall be cancelled with respect to the Option Shares for which the option has been surrendered, and Optionee shall cease to have any further right to acquire those Option Shares under this Agreement. The option shall, however, remain outstanding for the balance of the Option Shares (if any) in accordance with the terms of this Agreement, and the Corporation shall issue a replacement stock option agreement (substantially in the same form as this Agreement) for those remaining Option Shares.

               (c) In no event may this limited stock appreciation right be exercised when there is not a positive spread between the Fair Market Value of the Option Shares subject to the surrendered option and the aggregate Exercise Price payable for such shares. This limited stock appreciation right shall in all events terminate upon the expiration or sooner termination of the option term and may not be assigned or transferred by Optionee, except to the extent the option is transferred in accordance with the provisions of this Agreement.

          9. STOCKHOLDER RIGHTS. The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.

          10. ADJUSTMENT IN OPTION SHARES. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

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          11. MANNER OF EXERCISING OPTION.

               (a) In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:

          (i) Execute and deliver to the Corporation a Notice of Exercise (see attached form) for the Option Shares for which the option is exercised.

          (ii) Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

               (A) cash or check made payable to the Corporation (includes cash paid from Optionee's brokerage pursuant to a presale of shares in a so-called "cashless" exercise),

               (B) shares of Common Stock held by Optionee (or any other person or persons exercising the option) for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

               (C) through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the option) shall concurrently provide irrevocable instructions (I) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable income taxes required to be withheld by the Corporation by reason of such exercise and (II) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

               Payment forms (B), and (C) above shall be accepted solely at the option of the Plan Administrator.

               Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Notice of Exercise.

          (iii) Furnish to the Corporation appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

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               (b) As soon after the Exercise Date as practical, the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

               (c) In no event may this option be exercised for any fractional shares.

          12. COMPLIANCE WITH LAWS AND REGULATIONS.

               (a) The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

               (b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

          13. SUCCESSORS AND ASSIGNS. Except to the extent otherwise provided in Paragraph 3, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Optionee, Optionee's assigns, the legal representatives, heirs and legatees of Optionee's estate and any beneficiaries of this option designated by Optionee.

          14. NOTICES. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee's signature line on the Grant Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

          15. CONSTRUCTION. This Agreement and the option evidenced hereby are made and granted pursuant to the director fee option grant program in effect under the Plan and are in all respects limited by and subject to the terms of that program.

          16. GOVERNING LAW. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.

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                                    APPENDIX


               The following definitions shall be in effect under the Agreement:

               A. AGREEMENT shall mean this Director Fee Stock Option Agreement.

               B. BOARD shall mean the Corporation's Board of Directors.

               C. CHANGE IN CONTROL shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

          (i) a merger, consolidation or other reorganization approved by the Corporation's stockholders, UNLESS securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation's outstanding voting securities immediately prior to such transaction, or

          (ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation, or

          (iii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders.

               D. CODE shall mean the Internal Revenue Code of 1986, as amended.

               E. COMMON STOCK shall mean the Corporation's common stock.

               F. CORPORATION shall mean Ligand Pharmaceuticals Incorporated, a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of Ligand Pharmaceuticals Incorporated which shall by appropriate action adopt the Plan.

               G. EXERCISE DATE shall mean the date on which the option shall have been exercised in accordance with Paragraph 10 of the Agreement.

               H. EXERCISE PRICE shall mean the exercise price per share as specified in the Grant Notice.

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               I. EXPIRATION DATE shall mean the date on which the option expires as specified in the Grant Notice.

               J. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

          (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market and published in THE WALL STREET JOURNAL. If there is no selling price quoted for the Common Stock on the date in question, then the Fair Market Value shall be closing selling price on the last preceding date for which such quotation exists.

          (ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange serving as the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in THE WALL STREET JOURNAL. If there is no selling price quoted for the Common Stock on the date in question, then the Fair Market Value shall be the average of the high and low selling price on the last preceding date for which such quotation exists.

               K. GRANT DATE shall mean the date of grant of the option as specified in the Grant Notice.

               L. GRANT NOTICE shall mean the Notice of Grant of Non-Employee Director Stock Option Under Director Fee Option Grant Program accompanying the Agreement, pursuant to which Optionee has been informed of the basic terms of the option evidenced hereby.

               M. HOSTILE TAKE-OVER shall mean a change in ownership or control of the Corporation effected through either of the following transactions:

          (i) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination; or

          (ii) a Hostile Tender-Offer.

               N. HOSTILE TENDER-OFFER shall mean the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or

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indirectly controls, is controlled by, or is under common control with, the
Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept.

               O. 1934 ACT shall mean the Securities Exchange Act of 1934, as amended.

               P. NON-STATUTORY STOCK OPTION shall mean an option not intended to satisfy the requirements of Code Section 422.

               Q. NOTICE OF EXERCISE shall mean the written notice of the option exercise on the form provided by the Corporation for such purpose (see attached).

               R. OPTION SHARES shall mean the number of shares of Common Stock subject to the option as specified in the Grant Notice.

               S. OPTIONEE shall mean the person to whom the option is granted as specified in the Grant Notice.

               T. PERMANENT DISABILITY shall mean the inability of Optionee to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

               U. PLAN shall mean the Corporation's 2002 Stock Incentive Plan.

               V. STOCK EXCHANGE shall mean the American Stock Exchange or the New York Stock Exchange.

               W. TENDER-OFFER PRICE per share shall mean the GREATER of (A) the Fair Market Value per Option Share on the option surrender date under Paragraph 8 or (B) the highest reported price per share of Common Stock paid by the tender offeror in effecting the Hostile Tender-Offer.